Exhibit 10.1

CapitalSource Inc.
Compensation for Non-Employee Directors
Annual Fees and Meeting Fees
The compensation program for Company outside directors consists of annual retainer fees, meeting fees and long-term equity awards. The Company pays its directors an annual retainer fee of $50,000, with the Chairman of the Board receiving an additional annual retainer fee of $100,000.00. Members of the Audit Committee are paid an additional retainer fee of $10,000, or $20,000 in the case of the chairperson. Members of certain other committees (i.e., the Compensation, Risk, Nominating and Asset/Liability committees) are paid an additional retainer fee of $7,500 for each committee on which they serve, or $15,000 in the case of the chairperson of each such other committee. In addition, from time to time the Company may establish special or other committees for which members may receive similar compensation. The Company generally strives to pay all retainer fees within two weeks of its Annual Meeting of Stockholders. With respect to directors who begin service between Annual Meetings of Stockholders, the Company pays a pro‑rated annual retainer based on the number of calendar months remaining from the time service begins to the next Annual Meeting of Stockholders.

Each director receives $1,000 for each Board meeting attended (in person or telephonically), and members of the Audit Committee and members of certain other committees (i.e., Compensation, Risk, Nominating and Asset/Liability committees) are paid $2,000 and $1,000, respectively, for each meeting of their respective committees attended (in person or telephonically). Meeting fees are paid quarterly generally within two weeks after the end of each quarter for the meetings attending during the quarter then ended. Meeting fees are paid in cash.

Directors may elect to receive their annual retainers in whole or in part in the form of cash or, immediately vested shares of restricted stock. Restricted stock is valued based on the closing market price of the Company's common stock on the grant date. With respect to annual retainers the grant date is the date of the Annual Meeting of Stockholders.

Annual Equity Awards

In connection with each Annual Meeting of Stockholders, each director then serving on the Board of Directors receives a long-term equity award of $75,000. These awards are paid in shares of restricted stock calculated in the same manner as described in the preceding paragraph. Unlike annual retainers and meeting fees, restricted stock paid for long-term equity awards are intended to vest, as applicable, in full one year after the grant date. The Company sets these vest dates on the date of the next Annual Meeting of Stockholders. For unvested restricted stock, cash dividends paid during the vesting period are credited for restricted stock in the form of additional shares of unvested restricted stock with the same vesting schedules as the restricted stock to which they relate. The grant date is the date of the Annual Meeting of Stockholders.

With respect to directors who begin service between Annual Meetings of Stockholders, the Company issues a pro-rated long‑term equity award based on the number of calendar months remaining from the time service begins to the next Annual Meeting of Stockholders. Such pro-rated award will vest in full on the first Annual Meetings of Stockholders after the date service as a director begins.

Deferral

Directors may elect to defer retainers, fees and equity awards received in cash or restricted stock into vested or unvested (as applicable) restricted stock units under the Company's deferred compensation plan. A restricted stock unit is an unfunded right to receive one share of the Company's common stock at a future date. Restricted stock units are credited with dividend equivalents in the form of additional stock units with the same vesting and conversion features as the restricted stock units to which they relate, and are payable in the form of common stock at the earlier of the date elected by the director or in a lump sum or annual payments following termination of the director's service. The Company is not aware of any director having elected to receive common stock payouts prior to their termination of service or annual payments following their termination of service and accordingly directors will receive such common stock in a lump sum only following his or her termination of service as a director.

All deferment elections must be made prior to each calendar year in which they are to be effective. There are certain exceptions for directors who commence service in the middle of a calendar year.

Expenses

Directors also are reimbursed for their reasonable expenses of attending Board and committee meetings.